Exhibit 10.1

HENGYANG VALIN MPM STEEL TUBE

 COMPANY LIMITED

JOINT VENTURE CONTRACT

August 15, 2006

TABLE OF CONTENTS

1.	DEFINITIONS	4

2.	REPRESENTATIONS AND WARRANTIES OF THE PARTIES	11

3.	THE JV COMPANY	16

4.	PURPOSES, SCOPE OF BUSINESS AND SCALE OF PRODUCTION OF THE JV COMPANY	17

5.	TOTAL AMOUNT OF INVESTMENT AND REGISTERED CAPITAL	17

6.	TRANSFER OF INTEREST	20

7.	RESPONSIBILITIES OF THE PARTIES	24

8.	BOARD	28

9.	MANAGEMENT ORGANIZATION	37

10.	ANTI-CORRUPTION	38

11.	LABOUR MANAGEMENT	39

12.	ANNUAL OPERATING PLANS AND BUDGETS	40

13.	TAXATION, THREE FUNDS AND PROFIT DISTRIBUTION	41

14.	FINANCIAL AFFAIRS AND ACCOUNTING	42

15.	BANK ACCOUNTS AND FOREIGN EXCHANGE	44

16.	CONFIDENTIALITY	45

17.	DURATION OF THE JV COMPANY	47

18.	TERMINATION	47

19.	LIQUIDATION AND DISSOLUTION	50

20.	INSURANCE	52

21.	FORCE MAJEURE	52

22.	CONDITIONS PRECEDENT TO THE EFFECTIVENESS OF CONTRACT	53

23.	APPLICABLE LAW	53

24.	DISPUTE RESOLUTION	54

25.	MISCELLANEOUS	55

Schedule 1       Articles of Association

Schedule 2       Form of Labour Contract

Schedule 3       Utilities Supply Contracts

Schedule 4       Star China and its Affiliates’ Investment Project and Product Sales in China

Schedule 5       List of Agreements between Valin MPM and VST

Schedule 6       Rights, Function and Authority of the Audit Committee

Schedule 7       Initial Organizational Chart

Schedule 8       Name of General Manager and all of the Deputy General Managers

Schedule 9       Scope of Authority of COO, CFO, Director for Quality Control and Director for International Sales

Schedule 10     Employment Benefit for Valin MPM’s Employees

JOINT VENTURE CONTRACT

THIS JOINT VENTURE CONTRACT (this “Contract”) is made in Chang Sha Municipality, Hunan Province, China (as defined below) on this 15th day of August, 2006 by and among the following Parties:

Hunan Valin Steel Tube & Wire Co., Ltd. (hereinafter referred to as “Valin TW”), a legally established and lawfully existing joint stock company of China, with its legal address at Valin Plaza, No. 111 Second Section of Fu Rong Zhong Lu, Changsha, Hunan, China, and Mr. Li Xiao Wei as its legal representative;

Hengyang Valin Steel Tube Co., Ltd. (hereinafter referred to as “Valin ST”), a legally established and lawfully existing limited liability company of China, with its legal address at No. 10 Dali New Village, Zhengxiang District, Hengyang, Hunan, China, and Mr. Zhao Jianhui as its legal representative; and

Star China Ltd. (hereinafter referred to as “Star China”), a legally established and lawfully existing corporation under the Laws of the Cayman Islands, with its legal address at: c/o Lone Star Technologies, Inc., 15660 N. Dallas Pkwy., Ste. 500, Dallas, TX 75248, United States of America, and Mr. Rhys Best as its representative.

Valin TW and Valin ST are hereinafter collectively referred to as the “Chinese Parties”, and individually as a “Chinese Party”.

WHEREAS,

1.                         The Parties have conducted friendly negotiations on the basis of equality and mutual benefit and have agreed to establish the JV Company (as defined below) in accordance with the Law of the People’s Republic of China on Chinese-Foreign Equity Joint Ventures and the Regulations for the Implementation of the Law of the People’s Republic of China on Chinese-Foreign Equity Joint Ventures (hereinafter collectively referred to as the “Joint Venture Law”) and other relevant and officially promulgated PRC Law.

2.                         As at the date hereof, Valin TW and Valin ST respectively hold 68.52% and 31.48% of the equity interest in Hengyang Valin MPM Steel Tube Co. Ltd. (hereinafter referred to as “Valin MPM”), a legally established and lawfully existing limited liability company with its legal address at No. 10 Dali New Village, Zhengxiang District, Hengyang, Hunan, China.

3.                         Valin MPM’s current registered capital (rounded down to the nearest RMB1,000) is RMB973,725,000, and subject to the terms of the Capital Increase Agreement (as defined below), Star China has agreed to make a capital contribution of RMB1,058,888,000 to Valin MPM, of which RMB649,150,000 shall constitute registered capital and RMB409,738,000 shall constitute capital surplus, thereby increasing Valin MPM’s registered capital to RMB1,622,875,000.

4.                         Upon the approval of the Examination and Approval Authorities to the aforesaid increase in registered capital and the establishment of the JV Company and the completion of amendment registration with Registration Authority, Valin MPM will be converted from a domestic enterprise to a Chinese-foreign equity joint venture.

The Parties hereby agree as follows:

1.                                      DEFINITIONS

1.1                                 Unless the context of this Contract otherwise requires, the following terms shall have the meanings set forth below:

“Auditors” means one of the Four Accounting Firms appointed by Valin MPM after the date hereof, and once the Auditors are appointed, the change of Auditors shall be approved by the Board of Directors pursuant to Section 8.8 below.

“Affiliate” means any Person which is directly or indirectly controlled by, under common control with or controlling a Party, and its officers, directors, managers, and employees.  The terms “controlled”, “control” or “controlling” shall mean the holding of more than fifty percent (50%) equity interests or of the power to appoint the majority of directors.

“Articles of Association” mean Articles of Association of the JV Company, dated as of the date hereof among the Parties, substantially in the form attached hereto as Schedule 1, and as the same may be amended, supplemented or restated from time to time in accordance with its terms.

The term “assist” or “assistance” means, respectively, to actively and aggressively support and implement, or the active and aggressive support and implementation of, an activity or application with full intent and commitment to obtain the results sought by the Party or the JV Company which is being assisted.

“Board” or “Board of Directors” means the Board of Directors of the JV Company.

“Business Day” means a day, other than a Saturday, Sunday or public holiday, on which banks in the People’s Republic of China and Dallas, Texas, the United States of America are open for general business.

“Business License” means the business license of the JV Company issued by the Registration Authority, as the same may be amended from time to time.

“Capital Increase Agreement” means the capital increase agreement entered into on or about the date hereof among Valin TW, Valin ST, Star China and Valin MPM for Star China’s contribution to the registered capital of the JV Company, by which Star China will hold 40% of the equity interest of the JV Company.

“Chairman” means the chairman of the Board.

“China” or the “PRC” means the People’s Republic of China, for purposes of this Contract only excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan.

“Company Law” means the PRC Company Law amended and adopted by the Standing Committee of the National People’s Congress on October 27, 2005 which  came into force as of 1 January 2006 and the relevant amendments, supplements, restatements or judicial explanations from time to time according to legal procedure.

“Competing Business” means any business having the ability and capacity to manufacture Tubular Products in the PRC which the JV Company or its subsidiary(ies) has the ability and capacity to manufacture at the time Star China or its Affiliates desires to make an equity investment in such business.

“Competing Products” means any Tubular Products which the JV Company or its subsidiary(ies) has the ability and capacity to manufacture at the timeStar China or its Subsidiaries makes a purchase inquiry.

“Confidential Information” means technology and know-how as well as trade secrets, strategic business or marketing information, business projections, secret processes and other processes, data, formulae, programs, manuals, designs, sketches, photographs, plans, drawings, specifications, reports, studies, findings, non-patented inventions and ideas, and other information relating to the production, packaging, use, pricing, or sales and distribution, whether of a technical, engineering, operational, business or economic nature, no matter whether it is designated as “Confidential” by the Parties or their Affiliates, or provided by the Parties or their Affiliates in connection with the JV Company and any matters related thereto, or the implementation of and/or the conduct of the business contemplated by this Contract and the other contracts contemplated herein.  Confidential Information, however, shall not include (i) information which is now or hereafter becomes part of the public domain through no fault of the receiving Party, (ii) information that the receiving Party can demonstrate was already in its possession at the time of receipt from a disclosing Party, and (iii) information which hereafter comes into the possession of the receiving Party and was or is not acquired by the receiving Party from a Person directly or indirectly under an obligation of secrecy to the original providing Party.

“Deputy General Manager” means the deputy general manager of the JV Company.

“Director” means a member of the Board.

“Effective Date” means the day on which the Examination and Approval Authorities issue their approval for the transactions contemplated hereunder.

“Establishment Date” means the date on which the first Business License of the JV Company is issued after Valin MPM is converted into the JV Company.

“Examination and Approval Authorities” means the Ministry of Commerce of China or its authorized local counterparts.

“Event of Force Majeure” means any objective event which is beyond the control of the Parties, and which is unforeseen, unavoidable and unconquerable, and which prevents any of the Parties from performing all or a material part of its obligations.  Such event includes any natural disaster, strike, riot, war and act of terrorism.

“Foreign Exchange” means any foreign currency which can be freely exchanged, converted, or traded in the open international currency market.

“Four Accounting Firms” means any branch or Affiliate of PriceWaterhouseCoopers, Deloitte & Touche, Ernst & Young and KPMG, such branch or Affiliate to have the required qualification certificate and business license for their conducting of audit or evaluation business.

“Funding Date” shall have the meaning ascribed to it in the Capital Increase Agreement and this date shall be no later than fifteen (15) Business Days after the Establishment Date. On this date Star China shall make its capital contribution to the JV Company according to the terms and conditions of the Capital Increase Agreement.

“General Manager” means the general manager of the JV Company.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether national, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“HYST Group” means Hunan Hengyang Steel Tube (Group) Co., Ltd., a state-owned enterprise group company established according to and existing under the PRC laws, with its registered office at No. 10 Dali New Village, Zhengxiang District, Hengyang, Hunan, China.

“Joint Venture Term” means the duration of the JV Company as provided for in Article 17 hereof.

“JV Company” or “Joint Venture Company” means a Sino-foreign equity joint venture to be formed by the conversion of Valin MPM from a domestic enterprise pursuant to the terms of this Contract and the Capital Increase Agreement, with the name of such company remaining to be Hengyang Valin MPM Steel Tube Co., Ltd..

“Labour Contract” means the individual labour contract in substantially the form of Schedule 2 hereto, to be entered into between the JV Company and each Senior Management Personnel and/or each Working Personnel.

“Liabilities” means any debt, loss, damage, adverse claim, fines, penalties or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or as a result of law or otherwise), and including all costs and expenses relating thereto including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation.

“Lone Star Technologies” means Lone Star Technologies, Inc., a company legally established and lawfully existing corporation under the Laws of the State of Delaware (USA), with its legal address at 15660 N. Dallas Pkwy., Ste. 500, Dallas, TX 75248, United States of America.  Star China is an indirect wholly-owned subsidiary of Lone Star Technologies.

“Management Service Contract” means the management service contract dated January 1, 2006 by and between Valin MPM and Valin ST for the supply by Valin ST of certain management services to Valin MPM.

“Parties” means Valin TW, Valin ST and Star China.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“PRC GAAP” means generally accepted accounting principles in the PRC, applied on a consistent basis throughout the periods presented.

“PRC Law” means the laws, regulations and enactments promulgated by various levels of Chinese legislatures, judicial and administrative authorities that are knowable to the public.

“Price Adjustment” means an adjustment to the price or imputed price of the Tubular Products (as defined in the Sale, Marketing and Supply Agreement) sold by the Company to Buyer (as defined therein) that is required by the Tax Authorities.

“Product” or “Products” means products to be manufactured by the JV Company.

“Registration Authority” means the State Administration for Industry and Commerce or its local counterpart.

“Renminbi” or “RMB” means the lawful currency of the PRC.

“Sale, Marketing and Supply Agreement” means the sale, marketing and supply agreement entered or to be entered into between Buyer (as defined therein), JV Company, Lone Star Technologies and VTW with respect to the sale, marketing and supply of Tubular Products (as defined therein) in the Territory (as defined therein), as the same may be amended or supplemented from time to time.

“Senior Management Personnel” means the General Manager, Deputy General Managers, the Chief Financial Officer and the Chief Operating Officer of the JV Company.

“Subsidiaries” means the subsidiaries of the Parties in which the Parties holds more than 50% equity interest.

“Tax Authorities” means the PRC tax authorities having the power to tax the JV Company in accordance with the then applicable PRC tax laws, rules or practices.

“Technology Cross License Agreement” means the agreement to be entered into between the JV Company and Lone Star Technologies for the license by Lone Star Technologies or such Affiliate(s) of certain technology and know-how to the JV Company, which may be revised, supplemented and restated in accordance with its terms.

“Three Funds” means, collectively, the JV Company’s reserve fund, employee bonus and welfare fund and enterprisedevelopment fund.

“Trademark License Agreement” means the agreement to be entered into between the JV Company and Lone Star Steel Company for the license by Lone Star Steel Company or such Affiliate(s) of certain trademarks to the JV Company, which may be revised, supplemented and restated in accordance with its terms.

“United States Dollars”, “US Dollars” or “US$” means the lawful currency of the United States of America.

“US GAAP” means generally accepted accounting principles in the United States of America, applied on a consistent basis throughout the periods presented.

“Utilities Supply Contracts” means a series of utilities supply contracts between Valin MPM and Valin ST for the supply of certain utilities by Valin ST to Valin MPM as set forth in Schedule 3.

“Working Personnel” means all employees of the JV Company other than Senior Management Personnel and members of the Board.

1.2                                 For purposes of this Contract, the following terms have the meanings set forth in the Articles indicated:

Term	Article
“Chinese Parties”	Recitals
“Chinese Party”	Recitals
“Contract”	Recitals
“Dispute”	24.1(a)
“EBITDA”	18.2(a)
“Fair Market Value”	18.2(a)(i)
“ICC Rules”	24.1(a)
“Interest”	6.1
“Joint Venture Law”	Recitals
“Star China”	Recitals
“Minimum Commitment Period”	6.2
“Non- Transferring Party(ies)”	6.3(b)
“Notice”	6.3(b)
“Offer”	6.3(c)
“Offer Date”	6.3(b)
“Receiving Party”	16.1(b)
“Third Appraisal”	18.2(a)(i)
“Transfer”	6.3(a)
“Transferring Party”	6.3(b)
“Two Appraisals”	18.2(a)(i)
“Valin MPM”	Recitals
“Valin ST”	Recitals
“Valin TW”	Recitals

2.                                      REPRESENTATIONS AND WARRANTIES OF THE PARTIES

2.1                                 Representations and Warranties of Valin TW

Valin TW represents and warrants to Star China that, on the date hereof and the Funding Date:

(a)                                  Valin TW is a joint stock company, duly organized and validly existing under the PRC Law and is in compliance with all conditions required to maintain its status as an enterprise legal person under the PRC Law.

(b)                                 Valin TW and its relevant Affiliates, including Valin MPM, have taken all appropriate and necessary corporate action to (i) empower its legal representative or such other duly authorized representative whose signature is affixed hereto and thereto to sign this Contract and all of the contracts contemplated herein to which it is a party, (ii) authorize the execution and delivery of this Contract and all of the contracts contemplated herein to which it is a party, and (iii) authorize the performance and observance of the terms and conditions hereof and thereof.

(c)                                  Valin TW and its relevant Affiliates, including Valin MPM, have obtained all consents, approvals and authorizations necessary for the valid execution and delivery of this Contract and all of the contracts contemplated herein to which it is a party and to observe and perform its obligations hereunder and thereunder; provided, however, that this Contract shall be subject to the approval of the Examination and Approval Authorities before the same may become effective.

(d)                                 Upon the approval of the Examination and Approval Authorities, this Contract shall constitute the legal, valid and binding obligation of Valin TW and Valin MPM, respectively, enforceable against Valin TW and Valin MPM, respectively, in accordance with its terms.

(e)                                  Valin TW’s or its relevant Affiliates’ execution, delivery and performance of this Contract or any of the other contracts contemplated herein will not violate any of their constitutive documents, any other agreement or obligation of Valin TW or its relevant Affiliates, or currently effective PRC Law that may be applicable to any aspect of the transactions contemplated hereunder.

(f)                                    All information supplied to the Parties by Valin TW in relation to this Contract, including information concerning the business and financial status of Valin TW, Valin MPM or any other relevant Affiliates and any relevant assets, inventories and outstanding contractual arrangements with their respective suppliers and customers, Affiliates and other third parties, is true and correct in all material respects, whether any of the same has been verified or audited by an independent third party or not.

(g)                                 Save as disclosed by Valin TW to Star China in writing on the date hereof or the Funding Date, there is no litigation or proceeding pending nor, to the knowledge of Valin TW, is any litigation, proceeding or investigation threatened which could, if adversely determined, materially affect the performance of Valin TW’s or Valin MPM’s obligations under this Contract or any of the transactions contemplated hereby.

(h)                                 Other than correspondence containing governmental secrets and commercial secrets of the Chinese Parties (written descriptions, the subjects of which have been provided to Star China on the date hereof), Valin TW has provided to Star China copies of all correspondence with a Governmental Body relating to the transactions contemplated by this Contract.

2.2                                 Representations and Warranties of Valin ST

Valin ST hereby represents and warrants to Star China that, on the date hereof and Funding Date:

(a)                                  Valin ST is a limited liability company, duly organized and validly existing under the PRC Law and is in compliance with all conditions required to maintain its status as an enterprise legal person under the PRC Law.

(b)                                 Valin ST and its relevant Affiliates have taken all appropriate and necessary corporate action to (i) authorize its legal representative or such other duly authorized representative whose signature is affixed hereto and thereto to sign this Contract and all of the contracts contemplated herein to which it is a party, (ii) authorize the execution and delivery of this Contract and all of the contracts contemplated herein to which it is a party, and (iii) authorize the performance and observance of the terms and conditions hereof and thereof.

(c)                                  Valin ST and its relevant Affiliates have obtained all consents, approvals and authorizations necessary for the valid execution and delivery of this Contract and all of the contracts contemplated herein to which it is a party and to observe and perform its obligations hereunder and thereunder; provided, however, that this Contract shall be subject to the approval of the Examination and Approval Authorities before the same may become effective.

(d)                                 Upon the approval of the Examination and Approval Authorities, this Contract shall constitute the legal, valid and binding obligation of Valin ST enforceable against Valin ST in accordance with its terms.

(e)                                  Valin ST’s or its relevant Affiliates’ execution, delivery and performance of this Contract or any of the other contracts contemplated herein (including, without limitation, the Utilities Supply Contract) will not violate any of their constitutive documents, any other agreement or obligation of Valin ST or its relevant Affiliates, or currently effective PRC Law that may be applicable to any aspect of the transactions contemplated hereunder.

(f)                                    All information supplied to the Parties by Valin ST in relation to this Contract, including information concerning the business and financial status of Valin ST, Valin MPM or any other relevant Affiliates and any relevant assets, inventories and outstanding contractual arrangements with their respective suppliers, customers, Affiliates and other third parties, is true and correct in all material respects, whether any of the same has been verified or audited by an independent third party or not.

(g)                                 Save as disclosed by Valin ST to Star China in writing on the date hereof and the Funding Date, there is no litigation or proceeding pending nor, to the knowledge of Valin ST, is any litigation, proceeding or investigation threatened which could, if adversely determined, materially affect the performance of Valin ST’s obligations under this Contract or any of the transactions contemplated hereby.

(h)                                 Other than correspondence containing governmental secrets and commercial secrets of the Chinese Parties (written descriptions of the subjects of which have been provided to Star China on the date hereof), Valin ST has provided to Star China copies of all governmental correspondence relating to the transactions contemplated by this Contract.

2.3                                 Representations and Warranties of Star China

Star China hereby represents and warrants to the other Parties that, on the date hereof:

(a)                                  Star China is a corporation, duly organized and validly existing under the Laws of the Cayman Islands, and is in compliance with all conditions required to maintain its status as a company under the Laws of Cayman Islands.

(b)                                 Star China and its relevant Affiliates have taken all appropriate and necessary corporate action to (i) empower its legal representative or such other duly authorized representative whose signature is affixed hereto and thereto to sign this Contract and all of the contracts contemplated herein to which it is a party, (ii) authorize the execution and delivery of this Contract and all of the contracts contemplated herein to which it is a party, and (iii) authorize the performance and observance of the terms and conditions hereof and thereof.

(c)                                  Star China and its relevant Affiliates have obtained all consents, approvals and authorizations necessary for the valid execution and delivery of this Contract and all of the contracts contemplated herein to which it is a party and to observe and perform its obligations hereunder and thereunder; provided, however, that this Contract shall be subject to the approval of the Examination and Approval Authorities before the same may become effective.

(d)                                 Upon the approval of the Examination and Approval Authorities, this Contract shall constitute the legal, valid and binding obligation of Star China enforceable against Star China in accordance with its terms.

(e)                                  Star China’s or its relevant Affiliates’ execution, delivery and performance of this Contract or any of the other contracts contemplated herein will not violate any of their constitutive documents, any other agreement or obligation of Star China or its relevant Affiliates, or currently effective PRC Law that may be applicable to any aspect of the transactions contemplated hereunder.

(f)                                    All information (if any) supplied to the other Parties by Star China in relation to this Contract, including information concerning the business and financial status of Star China or its relevant Affiliates, is true and correct in all material respects, whether any of the same has been verified or audited by an independent third party or not.

(g)                                 Save as disclosed to other Parties by Star China in writing on the date hereof, there is no litigation or proceeding pending nor, to the knowledge of Star China, is any litigation, proceeding or investigation threatened which could, if adversely determined, materially affect the performance of Star China’s obligations under this Contract or any of the transactions contemplated hereby.

(h)                                 Except for the investment projects and sales of products set out in Schedule 4 hereof, Star China and its Affiliates do not have any other investments or sales of products in China.

3.                                      THE JV COMPANY

3.1                                 Legal Status of the JV Company

In accordance with the Joint Venture Law and other relevant and officially promulgated PRC Law, the JV Company shall be a legal person under the PRC Law subject to the protection and jurisdiction of the PRC Law.

3.2                                 Name and Address of the JV Company

(a)                                  The name of the JV Company shall be “Hengyang Valin MPM Steel Tube Company Limited” in English and “衡阳华菱连轧管有限公司” in Chinese.

(b)                                 The legal address of the JV Company shall be No. 10 Dali New Village, Zhengxiang District, Hengyang, Hunan, China.

3.3                                 Limited Liability Company

The JV Company shall be a limited liability company.  The liability of each of the Parties for the obligations, liabilities, debts and losses of the JV Company shall be limited to that Party’s contribution to the registered capital of the JV Company.

3.4                                 Profits and Losses

The Parties shall share the profits, losses and risks of the JV Company in proportion to, and in the event of losses, to the extent of, their respective contributions to the registered capital of the JV Company.

3.5                                 No Agency Relationship

None of the Parties is the agent of the other Party nor does any Party have any power to bind any other Party or to assume or to create any obligation of responsibility, express or implied, on behalf of any other Party in the other Party’s name. Neither this Contract nor any of the other contracts contemplated herein shall be construed as constituting the Parties as partners or as creating any other form of legal association which would impose liability upon one Party for the act or failure to act of the other Parties, individually or collectively.

3.6                                 Branches and Subsidiaries

The JV Company may establish branch offices and/or subsidiaries in China upon the approval of the Board and, if necessary, the Examination and Approval Authorities and the relevant local government departments where such branch offices and/or subsidiaries shall be located.

4.                                      PURPOSES, SCOPE OF BUSINESS AND SCALE OF PRODUCTION OF THE JV COMPANY

4.1                                 Purposes and Business Scope of the JV Company

The business objectives of the JV Company are:  to make full use of the advantages of each Party hereto, strengthen the JV Company’s capabilities in the areas of technology research and development, expand the JV Company’s market share, enhance the JV Company’s comprehensive competitiveness, improve the JV Company’s economic efficiency and derive investment returns satisfactory to each Party hereto.

The business scope of the JV Company is: to produce, process, sell and market steel tubes, processed products of steel tubes, billet, and by-products during iron making, steel making and rolling, purchase scraps for production use and any other business relating to the above (subject to the business scope set forth in the business licence of the JV Company).

4.2                                 Initial Estimated Scale of Production: annual production of 1,000,000 tons of billet, 500,000 tons of steel tubes and processed products of steel tubes.

5.                                      TOTAL AMOUNT OF INVESTMENT AND REGISTERED CAPITAL

5.1                                 Total Amount of Investment

The total amount of investment of the JV Company shall be RMB2,844,000,000.

5.2                                 Registered Capital

With the capital contribution by Star China of RMB 1,058,888,000 (equivalent to USD132,480,232.21 based on the Base Rate of USD1=RMB7.9928) to the JV Company, of which RMB649,150,000 shall comprise registered capital and

RMB409,738,000 shall comprise capital surplus, the JV Company will have a registered capital of RMB1,622,875,000.  Following Star China’s contribution, the amount of registered capital of the JV Company that would have been contributed to the JV Company will be as follows:

(a)                                  Valin TW shall have contributed RMB667,174,132 to the registered capital of the JV Company, and shall have its equity interest proportion in the registered capital of the JV Company changed from 68.52% to 41.11%;

(b)                                 Valin ST shall have contributed RMB306,551,000 to the registered capital of the JV Company, and shall have its equity interest proportion in the registered capital of the JV Company changed from 31.48% to 18.89%; and

(c)                                  With its contribution of RMB649,150,000 to the registered capital of the JV Company, payable in cash in US$ or other freely tradable foreign currencies  acceptable to the Chinese Parties, Star China will hold 40%  equity interest in the JV Company

5.3                                 Adjustments to Star China’s Capital Contribution

Notwithstanding anything to the contrary contained herein, the amounts of the aforesaid capital contributions of Star China may be adjusted in accordance with the relevant provisions of Article 2 of the Capital Increase Agreement, without affecting the proportion of equity interests to be held by any of the Parties.

5.4                                 Timetable for Contributions

Subject to the fulfilment of the conditions set forth in Article 10 of the Capital Increase Agreement and Article 23 of this Contract, Star China shall make its capital contributions in full in one lump sum as soon as practicable, but in any event no later than 15 Business Days of the issuance of the Business License.

5.5                                 Additional Financing

The JV Company may obtain additional funds through loans from domestic or foreign financial institutions on terms and conditions approved by the Board.  The JV Company may also obtain loans or guarantees provided by the Parties or their Affiliates on terms and conditions to be determined by the relevant Parties; provided, however, that no Party shall be obligated to provide funding to the JV Company or to provide guarantee for a loan owed by the JV Company to a third party or financial institution.  The JV Company may mortgage or otherwise grant a security interest in its assets which are permitted by PRC Law to be mortgaged or secured in order to obtain loans.

5.6                                 Increase or Reduction of Registered Capital

Any increase or reduction in the registered capital of the JV Company shall be approved by the Board and submitted to the appropriate Examination and Approval Authorities for approval.  Upon receipt of such approval, the JV Company shall register the increase or reduction in the registered capital with the appropriate authority of industry and commerce.

5.7                                 Investment Certificates

Within five (5) Business Days after the Parties have made their respective capital contributions, the JV Company shall engage an accountant registered in China (which has been mutually agreed to by the Parties) to verify such contributions.  Upon the issuance of a verification report by such accountant, the JV Company shall issue to each contributing Party an investment certificate setting forth the aggregate amount of such Party’s contribution(s).  Such investment certificate shall be signed by the Chairman with the JV Company seal affixed thereto.

5.8                                 Use of proceeds

The Proceeds from the capital contribution by Star China shall only be used for capital expenditure disclosed in Appendix 6.1 (d) of the Capital Increase Agreement, or for other purpose to be approved by the Board.

6.                                      TRANSFER OF INTEREST

6.1                                 Non-Encumbrance

No Party may encumber its share of the registered capital or its equity interest, rights and obligations under this Contract (collectively, “Interest”) without the prior written consent of the other Parties and prior approval of the Examination and Approval Authorities (if required).

6.2                                 Minimum Commitment Period

No Party shall be entitled to assign, sell or otherwise transfer its Interest within five (5) years after the Establishment Date (the “Minimum Commitment Period”) except between a Party and any of its wholly-owned Affiliates;  provided, that such Party shall issue a notice in writing to the other Parties 60 days prior to such assignment, sale, or transfer and obtain the other Parties’ written consent, which shall not be unreasonably withheld.  The transferee must become a Party to this Contract.  The Selling Party shall carry out all its obligations under this Contract and be jointly liable with the transferee.  During the Minimum Commitment Period, the transferee shall maintain as a wholly-owned Subsidiary of the Selling Party.

6.3                                 Transfer of Interest

(a)                                  Subject to the provisions of Article 6.2 and this Article 6.3, a Party may assign, sell or otherwise dispose of all or part of its Interest in the JV Company to any third party (the “Transfer”).

(b)                                 When a Party (the “Transferring Party”) wishes to transfer all or part of its Interest to a third party, it shall provide written notice (the “Notice”) to the other Party(ies) (the “Non-Transferring Party(ies)”) expressly indicating its intention to make the Transfer; the Interest it intends to transfer; and offering the Non-Transferring Parties the right to make a bona fide offer for such Interest within no more than forty-five (45) days from the date of receipt of such Notice (the “Offer Date”).

(c)                                  The Non-Transferring Party(ies) shall communicate as necessary among themselves and, if they so desire, shall transmit to the Transferring Party a bona fide written offer to purchase all of the Interest the Transferring Party wishes to sell no later than the Offer Date, setting forth the material terms and conditions pursuant to which the Non-Transferring Party(ies) are willing to make such a purchase (the “Offer”).  The Transferring Party shall thereafter meet with the Non-Transferring Party(ies) at reasonable times and on reasonable intervals to discuss the Offer and each shall negotiate in good faith for a period of thirty (30) days after initial transmission of the Offer to reach agreement as to the material terms of the Offer.  If the participating Parties reach agreement as to the terms of the Offer, they shall proceed in good faith and in an expeditious manner to assist in negotiating, completing all necessary internal approval and authorization procedures, executing all relevant definitive documents and securing the approvals of the Examination and Approval Authorities and  other Governmental Bodies necessary to consummate the contemplated transaction; provided, however, that in any event all material definitive agreements relating to the Offer shall have been signed within forty-five (45) days from the date of the Offer.  Each Party shall cause the Directors appointed by it to approve the transfer of the Transferring Party’s Interest pursuant to the Offer and related definitive documentation at a duly convened Board meeting.  The Non-Transferring Party(ies) participating in the Offer shall then, within forty-five (45) days following its execution of the relevant definitive documentation, subject only to delays caused by obtaining necessary government and other regulatory approvals, purchase such Interest on the terms and conditions specified in such documentation, unless all participating Parties agree otherwise in writing.  The Transferring Party shall not be obligated to sell its Interest to be transferred to the Non-Transferring Party unless one or more Non-Transferring Party(ies) elect to purchase all of such Interest.

(d)                                 If the Transferring Party and the Non-Transferring Party(ies) delivering an Offer fail to agree to terms and conditions for a sale of the Transferring Party’s Interest, the Transferring Party is free to engage in good-faith negotiations with any third party on an arm’s length basis for the purchase of the offered Interest.  However, (i) any such purchase and sale must be consummated no later than ninety (90) days following termination of the negotiations pursuant to Article 6.3(c), subject only to delays caused by obtaining necessary government and other regulatory approvals, and (ii) prior to consummating such a purchase and sale, the Transferring Party must provide a copy of the transfer agreement to be executed between the Transferring Party and the transferee, and, if the terms and conditions of such transfer, taken as a whole, are less favourable to the Transferring Party than the last Offer made by the Non-Transferring Party(ies), the Transferring Party shall be obligated to offer the Interest to the participating Non-Transferring Party(ies) on the same terms and conditions.  Any objections to the transfer may only be raised by the Non-Transferring Party(ies) for the reasons set forth in the preceding sentence. Otherwise, the Non-Transferring Party(ies) shall be deemed to have consented to such transfer by the Transferring Party. Each Non-Transferring Party which has nominated a Director to the Board shall instruct its Director to consent to such Transfer; provided, however, that the Transfer shall not be deemed effective and shall be subject to rescission unless and until (i) a copy of the transfer agreement to be executed between the Transferring Party and the transferee has been submitted to the Non-Transferring Parties and, if only a portion of the Transferring Party’s Interest in the JV Company is being transferred, the transferee has agreed therein to assume, jointly and severally with the Transferring Party, the rights and obligations of the Transferring Party under this Contract, or, if all of the Transferring Party’s Interest in the JV Company is being transferred, the transferee has agreed therein to assume all of the rights and obligations of the Transferring Party under this Contract, (ii) the Board unanimously approves the Transfer at a duly convened Board meeting, and (iii) all necessary amendments to this Contract, Schedules and other contracts and documents contemplated herein and therein have been submitted for approval to, and have received the approval of, the Examination and Approval Authorities, and (iv) all other government approvals necessary to give effect to the Transfer have been obtained.

(e)                                  If any Non-Transferring Party fails to respond in writing to the Notice within the forty-five (45) day period mentioned in Article 6.3(b) above, such Non-Transferring Party shall be deemed to have consented to any subsequent transfer by the Transferring Party that is exercised in good faith and consummated within 120 days of the date of the Notice.  Each Non-Transferring Party which has nominated a Director to the Board of Directors shall instruct its Director to consent to such Transfer; provided, however, that the Transfer shall not be deemed effective and shall be subject to rescission unless and until (i) a copy of the transfer agreement to be executed between the Transferring Party and the transferee has been submitted to the Non-Transferring Parties and, if only a portion of the Transferring Party’s Interest in the JV Company is being transferred, the transferee has agreed therein to assume, jointly and severally with the Transferring Party, the rights and obligations of the Transferring Party under this Contract, or, if all of the Transferring Party’s Interest in the JV Company is being transferred, the transferee has agreed therein to assume all of the rights and obligations of the Transferring Party under this Contract, (ii) the Board of Directors unanimously approves the Transfer at a duly convened Board meeting, (iii) all necessary amendments to this Contract, Schedules and other contracts and documents contemplated herein and therein have been submitted for approval to, and have received the approval of, the Examination and Approval Authorities and (iv) all other government approvals necessary to give effect to the Transfer have been obtained.

(f)                                    The Transferring Party shall provide the Non-Transferring Party(ies) with a duplicate of the executed transfer agreement with the transferee within fourteen (14) days after such agreement is executed and shall provide to the Non-Transferring Party(ies) copies of the approval of the Examination and Approval Authorities immediately after it has obtained such approval.

6.4                                 Continued  Performance Obligation

Prior to the completion of the updating of the registration at the registration authority with respect to the Transfer of all of a Party’s Interest, the Parties shall continue to perform their obligations under this Contract.

6.5                                 Effect of Transfer

The Transfer of a Party’s Interest shall not release such Party from its liability to pay any sums of money accrued, due and payable to the other Parties or to discharge its then-accrued and unfulfilled obligations, including any liability to the JV Company or the other Parties in respect of any breach of this Contract.

7.                                      RESPONSIBILITIES OF THE PARTIES

7.1                                 General Responsibilities of Each Party

Each Party shall:

(a)                                  make its contributions to the registered capital of the JV Company in accordance with this Contract and other contracts contemplated herein between the Parties;

(b)                                 enter into or perform, or cause its Affiliates to enter into or perform, the agreements set forth in the Schedule 5 hereto;

(c)                                  assist the JV Company in obtaining the Business License and relevant government approval and registration and filing with the relevant government agencies, such as the foreign exchange, tax, customs and land administration authorities;

(d)                                 appoint or nominate qualified persons to be the directors and Senior Management Personnel in accordance with the terms of this Contract; and

(e)                                  procure the directors appointed by it to approve the relevant board resolutions in order to ensure that the JV Company will abide by the terms and conditions of the Sales, Marketing and Supply Agreement, the Technology Cross License Agreement and the Trademark License Agreement.

7.2                                 Special Responsibilities of Each Party

(a)                                  Valin TW shall have special responsibility to the JV Company as follows:

Valin TW shall permit the JV Company to use the trade names “华菱” and “Valin” during the Joint Venture Term for free and on other terms no less favourable than those enjoyed by Valin MPM immediately prior to the date hereof.

(b)                                 Valin ST shall have special responsibilities to the JV Company as follows:

Valin ST shall continue to perform its respective obligations under the Utilities Suply Contracts to continue the provision of utilities to the JV Company and shall upon the request of JV Company to extend the term of the Utilities Supply Contracts.

(c)                                  Star China shall have special responsibilities to the JV Company as follows:

(i)                                     Star China shall agree that the JV Company may use certain technology and trademarks of Star China or any of its Affiliates in accordance with the terms and conditions of the Technology Cross License Agreement and the Trademark License Agreement, respectively.
(ii)                              Star China and/or any of its Affiliates shall enter into the Sale, Marketing and Supply Agreement with the JV Company.
(iii)                           At the reasonable request of the JV Company, Star China and/or any of its Affiliates shall provide support to the JV Company for the international purchase of raw materials, including but not limited to the billets and steel scraps, but in no event shall such support include more than nominal costs to Star China.

(d)                                 Additional responsibilities of the Chinese Parties

The Chinese Parties shall be responsible for ensuring the compliance of the JV Company with the terms of the MPM Sale, Marketing and Supply Agreement, the Technology Cross License Agreement and the Trademark License Agreement.

(e)                                  Joint and several liabilities of Valin TW

Valin TW shall be jointly and severally liable for the performance or fulfilment of any and all of the obligations of Valin ST under this Contract for a period of five (5) years from the Effective Date, whereas Valin ST shall only be liable for the performance or fulfilment of its own obligations under this Contract.

7.3                                 Expenses Not Reimbursable

Except as otherwise expressly provided for in this Contract, expenses incurred by each Party in fulfilling the aforesaid responsibilities in this Article 7 shall only be borne by the JV Company, provided that each Party shall submit to the Chief Financial Officer adequate documentation evidencing that such Party’s expenses are spent on behalf of the JV Company.  Other financial expenses incurred by the Parties on behalf of the JV Company shall only be borne by the JV Company upon approval by the Board.

7.4                                 Other Investments in China by Star China

The Parties have obligations not to cause detriment to the economic interest of the JV Company.  At the same time, all Parties also recognize that Lone Star Technologies, as a publicly-listed company, has an obligation to act in the best interests of its shareholders and maximize shareholder value.  Accordingly, Star China or its Affiliates needs flexibility for its investments in the PRC in light of the ongoing global restructuring or consolidation. With the principles set out above in mind, the Parties agree that:

(a)                                  From the date of signing of the JV Contract up to and including the tenth anniversary thereof, Star China or its Affiliates will not make any equity investment in a Competing Business in Hunan Province, PRC without the consent of the other Parties to the JV Contract (prior to the establishment of the JV Company) or the JV Company (following the establishment of the JV Company). The investment referred herein shall include equity investment, indirect investment through a nominee or trust, joint venture, ownership through contract management or purchase of debt.

(b)                                 From the date of signing of the JV Contract up to and including the 2nd anniversary of the establishment of the JV Company, Star China or its Affiliates will not make any investment in any Competing Business in other areas of the PRC outside of Hunan Province without the consent of the other Parties to the JV Contract (prior to the establishment of the JV Company) or the JV Company (following the establishment of the JV Company). The investment referred herein shall include equity investment, indirect investment through a nominee or trust, joint venture, ownership through contract management or purchase of debt.

(c)                                  The restrictions provided in 7.4(a) and 7.4(b) shall not be applicable in the following circumstances (“Permitted Investments”)

(i)                                 the acquisition by Star China or its Affiliates of not more than 10% of the outstanding equity interests in any entity whose securities are publicly traded or listed on any stock exchange; or
(ii)                              any investment by Star China or its Affiliates in any entity which is not primarily engaged in a Competing Business in the PRC and with which Star China or its Affiliates do not cooperate in terms of licensing of technology with respect to Competing Products or Star China or its Affiliates’ trademarks, or the procurement and sale of Competing Products, in the PRC.  For the purpose of this subsection, an entity will be deemed to be engaged primarily in a Competing Business in the PRC if its revenue (on a consolidated basis) from the sale of Competitive Products in the PRC is more than 25% of the total revenue of such entity (on a consolidated basis) in the most recent fiscal year.

(d)                                 Potential Co-investments

Following the expiry of the time periods specified in 7.4(a) and (b) and throughout the term of the Sale, Marketing and Supply Agreement, Star China or it Affiliates will provide the JV Company with an opportunity to co-invest in equity investments in entities in the PRC engaged primarily in the Competing Businesses.  In assessing the feasibility of such investments, Star China would involve the JV Company in the due diligence process.  Once Star China has decided to proceed with the investment, it will notify the board of the JV Company of its intention.  The board of the JV Company will then decide, pursuant to Section 8.16 below, at the immediately subsequent special or ordinary board meeting (which must be held no later than 30 days after the date of notification by Star China of its decision to proceed with the investment) whether or not to make a co-investment.  If within such 30-day period, the board of the

JV Company for whatever reason does not decide to make the co-investment with Star China or its Affiliate, Star China or its Affiliate may proceed with that investment without the restrictions set forth in this Section 7.

8.                                      BOARD

8.1                                 Establishment

The Board of the JV Company shall be established by the Parties and shall hold its first meeting within thirty (30) days of the Establishment Date.

8.2                                 Composition and Term

The Board shall be composed of ten (10) Directors, of whom four (4) shall be appointed by Valin TW, four (4) shall be appointed by Star China and two (2) shall be appointed by Valin ST.  The Chairman shall be appointed by Valin TW.  Each individual serving in the capacity of Director shall hold office for a term of four (4) years, and each shall be eligible for consecutive terms of office upon reappointment by the original appointing Party.  Any vacancy created in the Board shall be filled by the Party which originally appointed the absent Director causing the vacancy.  Any Party may at any time remove for any reason any or all of the individuals appointed by such Party as a Director and appoint in lieu thereof another individual or individuals to serve the remainder of the relevant term(s).

8.3                                 Legal Representative

The Chairman of the Board shall be the legal representative of the JV Company and shall act only in accordance with the specific decisions, resolutions and instructions of the Board.  Whenever the Chairman is unable to discharge his duties, he shall authorize another Director to represent the JV Company.

8.4                                 Authority

The Board shall be the highest authority of the JV Company and shall make decisions on all major and important matters of the JV Company.  The rules of procedure governing the Board and its powers and responsibilities are as set forth in this Contract and the Articles of Association.

8.5                                 Personal Liability of Directors

A Director, including the Chairman, shall not have personal liability for action he undertakes on behalf of the JV Company within the scope of authority of this Contract, the Articles of Association or the Board resolutions unless his or her action:

(a)                                  is outside the scope of the approval or authorization given to him by this Contract or the Board resolution;

(b)                                 is in breach of Articles 148 to 150 of the Company Law; or

(c)                                  is in breach of the then current PRC Law.

Any Director, including the Chairman, breaches this Contract or Board of Directors’ resolutions shall indemnify and hold harmless the JV Company against all losses caused to or liabilities and expenses incurred by the JV Company.  The JV Company shall, to the extent permitted by PRC Law, indemnify any Director for damages or losses incurred in good faith by such Director in the performance of his or her obligations.

8.6                                 Duties of the Chairman are as follows:

(a)                                  call and chair the Board meetings;

(b)                                 check and supervise the implementation of the Board resolutions;

(c)                                  sign the JV Company’s investment certificates;

(d)                                 sign important legal documents on behalf of the JV Company; and

(e)                                  undertake any other responsibilities delegated by the Board.

8.7                                 Unanimous Approval

Resolutions of the Board involving the following matters shall be adopted only upon the unanimous affirmative vote of all Directors (whether present in person or by proxy) participating at a duly convened meeting:

(a)                                  amendment of the Articles of Association;

(b)                                 increase or reduction of registered capital;

(c)                                  adjustment of any Party’s equity interest in the registered capital of the JV Company;

(d)                                 merger or consolidation of the JV Company with any other economic organization or reorganization of the JV Company; and

(e)                                  termination, liquidation or dissolution of the JV Company.

8.8                                 Other Decisions of the Board

Except for those matters set forth in Article 8.7, the following matters shall require the affirmative vote of not less than two-thirds (2/3) of the Directors of which at least two (2) votes are cast by Directors appointed by the Chinese Parties and at least two (2) votes are cast by Directors appointed by Star China:

(a)                                  establishment of branch offices and subsidiaries;

(b)                                 transfer, sale, lease or other manner of disposition of the business or assets of the JV Company, in whole or in part, which involves an aggregate amount in excess of five percent (5%) of the net asset value of the JV Company (based on the latest financial reports of the JV Company); the acquisition of the business or assets, in whole or in part, of any other company or entity that involves an aggregate amount in excess of five percent (5%) of the net asset value of the JV Company (based on the latest financial reports of the JV Company); or the making of investments not in the ordinary course of business that involves an aggregate amount in excess of five percent (5%) of the net asset value of the JV Company (based on the latest financial reports of the JV Company);

(c)                                  granting of a security interest in any assets of the JV Company that does not fall within the annual finance budget as approved by the Board and involve in excess of five percent (5%) of the net asset value of the JV Company in the aggregate in any fiscal year (based on the latest financial reports of the JV Company) or other value or amount as may be determined by the Board from time to time;

(d)                                 approval of any loan that does not fall within the annual finance budget as approved by the Board, guarantee or lease agreement that involves an aggregate rental income or payment amount exceeding RMB five (5) million in a financial year;

(e)                                  approval of the capital expenditures of the JV Company in an aggregate amount in excess of two percent (2%) of the net asset value of the JV Company in any fiscal year (based on the latest financial reports of the JV Company) or other amount as may be determined by the Board from time to time;

(f)                                    the entry by the JV Company into any joint ventures or partnerships or any other profit-sharing agreement and the amendment or termination of any such agreement or arrangement;

(g)                                 entering into any substantial transaction that is not in the ordinary course of business or not on an arm’s length basis;

(h)                                 entering into any transaction or understanding involving receipt or expenditure of an amount which exceeds the lesser of (i) US$5 million and (ii) five percent (5%) of the net asset value of the JV Company, which has not been included in the annual finance budget approved by the Board;

(i)                                     declaration of dividends and determination of the distribution plan of profits;

(j)                                     determination of the amounts to be allocated to each of the Three Funds;

(k)                                  the appointment or dismissal of Senior Management Personnel, examining and approving the Labour Contracts between the JV Company and the Senior Management Personnel and determination of the compensation of such personnel;

(l)                                     examining and approving significant reports, including long-term business and production plans, annual operating plans and budgets and financial reports;

(m)                               approving any change that adversely affects the JV Company’s tax position or treatment;

(n)                                 approving any decision which would cause the JV Company to change its accounting policy unless such change is mandated by law;

(o)                                 the resolving, settling or compromising of any conflicts with third parties which is determined by the General Manager or the CFO to have significant impact on the JV Company’s business or operation;

(p)                                 examining and approving contracts between the JV Company on the one hand and its Shareholders, Affiliates, Directors or Senior Management Personnel or their Affiliates on the other hand;

(q)                                 any agreement or understanding for the transfer of the technology of the JV Company;

(r)                                    other contracts or agreements that will have substantial impact on the JV Company;

(s)                                  any agreement that restricts the ability of the JV Company to compete;

(t)                                    the engagement of the JV Company’s Auditors;

(u)                                 approval of any agreements or understandings regarding regional distribution or exclusive distribution or agency with respect to the JV Company’s products;

(v)                                 approval of the establishment of Board committees and approval of the appointment of Directors to serve on such committees; and

(w)                               approval of any plan for environmental investigation or remediation and any capital expenditures associated therewith, with the exception of the environmental plans and expenditures that have been included in the annual budget for environmental protection.

8.9                                 Ordinary Board Meetings

The regular meeting of the Board shall be held at least once every quarter. Meetings of the Board normally shall be held at the registered address of the JV Company, but may also be held at any other place as may be jointly selected by the Chairman and one Director appointed by Star China.

8.10                           Special Board Meetings

Within three (3) Business Days after the receipt of the request by at least one director appointed by any Party requesting that a special Board meeting shall be held, either the Chairman, or in his absence or failure to act, an authorized Director, of the Board shall deliver a notice to all the Directors to convene a special Board meeting, which shall be held within fourteen (14) days after the deliver of such a notice.  A special Board meeting shall not be requested by a director nominated by the same Party more than once every calendar quarter, provided that this restriction shall not apply if such proposal is requested by at least one-third (1/3) of the Directors.

8.11                           Notice of Meetings

The Chairman, or in his absence or failure to act, an authorized Director, shall issue a notice by telephone, facsimile transmission, personal delivery or verifiable e-mail at least fourteen (14) days prior to any Board meeting, stating the specific agenda, time and place of the meeting.  Such notice period may be abridged or waived by the written consent of all the Directors.

8.12                           Attendance

A Director may attend a Board meeting in person, by conference call or designate another person by proxy to vote in his place.  Such designation shall be in writing,

shall be signed by the Director and shall identify the meeting or meetings at which the person may act as a proxy and any instructions that may be applicable to the proxy.  A Director may appoint another Director as his proxy.  A person acting as a proxy may act for more than one Director at the same time.

8.13                           Quorum for Meetings

The quorum for a Board meeting shall consist of two-thirds (2/3) of the total number of Directors (i.e. seven (7) Directors) present in person or by conference telephone or by proxy, which shall include at least one (1) Director appointed by each Party.  However, if proper notice to convene a Board meeting has been given and there are more than tow-thirds of the Directors attending the meeting and if the Directors appointed by a Party fail to attend the meeting in person or by proxy or by conference telephone, and therefore a quorum is not present in accordance with the preceding sentence, such Board meeting shall be adjourned and reconvened at the same location and time fifteen (15) days later and the Directors then present (which shall be more than Two-thirds of the total number of Directors) shall be sufficient to form a quorum and the above-mentioned requirement of at least one Director appointed by each party will not be applicable for this meeting.

8.14                           Voting

The Directors may vote on any matters either by attending meetings in person, by telephonic conference or by proxy.  Except for the matters set forth in Articles 8.7 and 8.8, if a quorum is present, a simple majority of all of the Directors may pass a resolution at a duly convened board meeting.

8.15                           Resolutions of the Board

Resolutions of the Board shall be in the written form.  The Directors shall be responsible for resolutions adopted by the Board.  Where a resolution of the Board violates any PRC Laws or the Articles of Association and causes the JV Company to incur serious loss, those Directors participating in the adoption of the resolution are liable to the JV Company for damages; provided, however, if a Director is proven to have cast a vote against such a resolution and such a negative vote is recorded in the minutes, the Director shall be exempt from liability.

8.16                           Decision of the Board regarding Co-Investment

With respect of the co-investment proposal of Star China to the Board in accordance with Clause 7.4, Star China undertakes that (i) it will not delay the Board meeting to discuss the investments in question by not attending the Board meeting, and (ii) the directors nominated by Star China shall vote in favor of such investments.

8.17                           Written Resolution

Notwithstanding any other provisions of this Contract, a written resolution may be adopted by the Board in lieu of a meeting of the Board provided that such a resolution is sent to all the Directors of the JV Company and is signed by the number of Directors required to carry such resolution had a Board meeting been convened.

8.18                           Compensation and Expenses

The JV Company shall not pay any remuneration or subsidy to any Director for attendance at a Board meeting.  The JV Company may reimburse a Director for reasonable travelling, accommodation and other living expenses for attending Board meetings if the Board agrees to do so.

8.19                           Board Minutes

Board minutes shall be kept for each Board meeting and signed by all Directors present at the Board meeting in person or by proxy.  In order to facilitate the smooth conduct of Board meetings, the Chairman shall appoint designee to take minutes during Board meeting.  The duties of such designee shall be to take detailed minutes of the Board meeting, procure the proper signatures for the adoption of such minutes, translate or arrange for the translation of documents and dispatch to the Directors documents to be used for discussion in the Board meeting.  Minutes of the Board meeting shall be maintained in both Chinese and English by the JV Company.

8.20                           Agreement to Extend Marketing Agreement

Each Party shall, upon request of any Party, cause the Directors nominated by such Party to approve the extension of the term of the Sale, Marketing and Supply Agreement, without making any other amendment, for the remaining of its original term in the event that such agreement is early terminated before the expiry of its original term mandated by PRC Law, provided that such extension and the terms and conditions do not contravene applicable PRC Law.

8.21                           Establishment of  Trading Company

Each Party hereto agrees (i) that a trading company should be established in Cayman Islands by Star China or any of its Affiliates (including without limitation, Lone Star Technologies) and Valin TW for the purpose of being the importer of record in North America (Canada, the United States of America and Mexico, which includes any offshore drilling within the territorial waters of such countries) and (ii) that it is the parties desire that the products sold such trading company pursuant to the Sale, Marketing and Supply Agreement shall be sold on terms that will not subject such sales to any Pricing Adjustments.

8.22                           Establishment of Audit Committee

The Board will establish an Audit Committee consisting of three directors. Two members of this committee will be appointed by Star China and one member will be jointly appointed by the Chinese Parties.  The rights, authority and function of the Audit Committee are set forth in Schedule 6 hereto.

9.                                      MANAGEMENT ORGANIZATION

9.1                                 Establishment

(a)                                  The JV Company shall establish a management organization which shall be in charge of the daily operations and management of the JV Company.

(b)                                 The management organization shall be headed by the General Manager and constituted with Senior Management Personnel and other management personnel. The Initial Organizational Chart setting forth the Senior Management Personnel is set forth as Schedule 7 hereto.

(c)                                  The General Manager and all of the Deputy General Managers shall be nominated by Valin TW.  The initial personnel who shall hold such offices are set forth as Schedule 8 hereto.

(d)                                 The Chief Financial Officer, the Chief Operating Officer, the Director of Quality Assurance and Technical Support and the Director of International Marketing shall be nominated by Star China.  The initial personnel who shall hold such office are set forth on Schedule 9 attached hereto. The General Manager shall appoint the Director of Quality Assurance and Technical Support and the Director of International Marketing nominated by Star China.  The scope of authority of each of these personnel shall be as set out in Schedule 9.

(e)                                  Each Party agrees to cause the Directors appointed by it to approve all persons nominated to Senior Management Personnel positions in accordance with this Section 9.  Each individual serving in the capacity of Senior Management Personnel shall hold office for a term of three (3) years, and each shall be eligible for consecutive terms of office if re-nominated by the original nominating Party.

9.2                                 Employment

Except as otherwise described in this Contract, each Senior Management Personnel shall be appointed and removed by the Board of the JV Company. Each Senior Management Personnel (other than the General Manager) and the mid-level personnel as set forth on the organization chart attached hereto as Schedule 7 shall receive his assignment from and shall report to the General Manager.  Each Senior Management Personnel shall be subject to removal at any time by the Board if he/she fails to fulfil his/her duties properly and the General Manager proposes the removal.  In the event a Senior Management Personnel is removed, the Party that originally nominated such personnel shall nominate another individual for such position.  The Chairman shall have the right to temporarily appoint such a Senior Management Personnel if such Party fails to nominate another individual within thirty (30) days of such individual’s removal until such Party nominates another individual.

9.3                                 Compensation

Matters such as salaries, wages, subsidies, benefits, insurance, allowances, rewards and other compensation matters of the Senior Management Personnel shall be stipulated in the Labour Contract between the JV Company and such Senior Management Personnel.

9.4                                 Confidentiality and Non-Competition

Each employee who has access to confidential information of the JV Company, including technology and intellectual property, shall, as a condition to employment by the JV Company, execute an agreement substantially in the form of Schedule 2 attached hereto, which contains provisions prohibiting the disclosure of confidential information and also restricting the ability of such to compete with the business of the JV Company.

10.                               ANTI-CORRUPTION

Each of the Chinese Parties acknowledges that Lone Star Technologies will be required to consolidate the financial results of the JV Company and its subsidiary(ies) with Lone Star Technologies’ own financial results, and will be required to ensure that the JV Company and each of its subsidiaries is operated in accordance with the Laws that are applicable to companies that are publicly traded in the United States.  As such, from and after the Establishment Date, the Chinese Parties will use reasonable efforts to cause the JV Company to implement, monitor and maintain compliance at the JV Company and each of its subsidiaries with all policies, procedures and controls that Lone Star Technologies requires of its subsidiaries (the “LST Policies”). Such LST Policies will include, but may not be limited to, internal and financial controls for compliance with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, policies for compliance with the US Foreign Corrupt Practices Act and the rules and regulations promulgated thereunder, as well as Lone Star Technologies code of conduct and other financial, treasury, legal, compliance and accounting policies (including US GAAP).

11.                               LABOUR MANAGEMENT

11.1                           Autonomy to Employ Staff

The labour policies of the JV Company shall be formulated in accordance with applicable PRC Law.  The JV Company shall have all possible autonomy under the PRC Law concerning the recruitment, employment, compensation, designation of welfare benefits, procurement of labour insurance, promotion, discipline and dismissal of Working Personnel.

The JV Company will establish the trade union organization in accordance with the PRC Law and the Articles of Association of the JV Company and the requirements with respect to the institutional framework and the activities of the trade union shall be complied with.

11.2                           Employment

On or prior to the Establishment Date, the JV Company will enter into employment agreements in the form as set forth in Schedule 2 with the existing Working Personnel of Valin MPM who are necessary to operate the steel production assets.  The Term of the employment agreement shall comply with the applicable PRC Law and shall be at least of three (3) years.  The welfare treatment of the Working Personnel shall be no less favourite than that was set out in the Schedule 10.  The JV Company will acknowledge the former length of service of such Working Personnel with HYST Group and the JV Company will offer the Working Personnel employment benefits based on the aggregate of the former length of service with  HYST Group and the new length of service with the JV Company of such Working Personnel. During the operation of the JV Company going forward, issues regarding the labor contract or the employment relationship with the above Working Personnel shall be settled in accordance with the then applicable PRC Law.  However, (i) any compensation, if any, payable to Working Personnel of Valin MPM due to the termination of labor contract with such Working Personnel as a result of the capital contribution to the JV Company by Star China or the conversion of Valin MPM into the JV Company and (ii) any liabilities arising from the employees’ employment by HYST Group, Valin MPM, the JV Company or their respective Affiliates which have not been reflected in the financial statements as of the Base Date of Evaluation (as defined in the Capital Increase Agreement) or otherwise disclosed in writing by the Chinese Parties and agreed by Star China before the Funding Date, shall be borne by the Chinese Parties only.

The JV Company shall continue to employ appropriate Working Personnel according to production needs.

11.3                           Compensation

The compensation to the employees of the JV Company shall comply with the PRC Law.  Matters such as the salary system of the JV Company, compensation, wages, subsidies, benefits, insurance, allowances, rewards and other compensation matters of Working Personnel shall be stipulated in the Labour Contract between the JV Company and each Working Personnel.

12.                               ANNUAL OPERATING PLANS AND BUDGETS

12.1                           Preparation

The General Manager shall be responsible for the preparation of the annual operating plans and budgets of the JV Company.  The operating plan and budget for the next fiscal year shall be submitted to the Board for examination and approval prior to November 15 of each year and shall include detailed plans and projections regarding:

(a)                                  procurement of materials, machinery, equipment and other capital expenditures of the JV Company;

(b)                                 plans and policies with respect to the manufacture of the Products;

(c)                                  estimated revenues, expenditures and profits of the JV Company;

(d)                                 human resources plans of the JV Company; and

(e)                                  marketing, sales and distribution plans and policies for the Products.

12.2                           Examination and Implementation

The Board shall complete its examination and approval of each annual operating plan and budget for the next fiscal year on or prior to December 31 of each year.  The General Manager shall be responsible for the implementation of the annual operating plan and budget as approved by the Board.

13.                               TAXATION, THREE FUNDS AND PROFIT DISTRIBUTION

13.1                           Taxation

The JV Company shall comply with the PRC Law.  The JV Company shall be entitled to all preferential treatment in respect to taxes and duties allowed under China Law.

13.2                           Three Funds

After recovering accumulated losses in prior years, if any, and payment of taxes in accordance with the relevant PRC Law, the JV Company shall set aside certain percentage of its annual after-tax profit for contribution towards the Three Funds.  The amount to be set aside to the Three Funds shall be decided by the Board on a annual basis in accordance with the financial performance of the JV Company and applicable PRC Law.

13.3                           Profit Distribution

After recovering prior years’ losses, paying taxes in accordance with PRC Law and making contributions to the Three Funds, the remaining earnings of the JV Company will be available for dividend distribution to the Parties.  The Board shall calculate the net profit (or net loss) at the end of each fiscal yeear and distribute the profits in accordance with the dividends distribution plan passed by the Board.  With respect to the dividends distribution plan passed by the Board, the General Manager shall recommend a dividend distribution plan to the Board within the first three (3) months following the end of each fiscal year of the JV Company for the Board’s consideration and approval or modification.  In his or her recommendation, the General Manager shall consider whether the JV Company has sufficient working capital to pay the dividends and meet its approved capital expenditure budget and working capital requirement for the current budget year.  The JV Company shall not distribute dividends unless the losses of previous fiscal year(s) have been fully made up.  Remaining undistributed dividend from previous years may be distributed together with that of the current year.

Dividends shall be distributed to the Parties in proportion to each Party’s holding of the registered capital of the JV Company at the time of the distribution.  Payment of dividend distributions to each Party shall be in Renminbi, provided that any dividends payable to Star China shall be freely remittable out of China in US Dollars or another freely tradable foreign currency acceptable to Star China.

14.                               FINANCIAL AFFAIRS AND ACCOUNTING

14.1                           Accounting Policy

The JV Company shall maintain its accounts in accordance with officially promulgated PRC Laws and the provisions of this Contract and the Articles of Association and in a manner sufficient to satisfy the PRC GAAP and the financial and tax reporting requirements of the Parties.  The Chief Financial Officer shall work together with the Deputy General Manager in charge of finance to establish and to amend from time to time the accounting system and procedures for the JV Company in compliance with the PRC GAAP (and to the most extent, US GAAP) and applicable laws and regulations promulgated by relevant Government Body and submit them to the General Manager, Audit Committee and the Board for approval.  Financial statements shall be prepared in accordance with Section 14.5 below and the cost for preparation of such financial statements shall be borne by the JV Company.  The fiscal year of the JV Company shall start on January 1 of the year and end on December 31 of the same year.  The first fiscal year of the JV Company shall commence on the Establishment Date and end on December 31 of the same year.  The last fiscal year of the JV Company shall start on January 1 of the year of termination and end on the date of termination.

14.2                           Books and Records

The JV Company shall keep true, correct and complete records and accounts in accordance with applicable PRC Law and PRC GAAP.

14.3                           Inspection of Books and Records

Each Party shall have the right to examine and copy all books of account, records, vouchers, contracts and documents of any kind that are necessary or appropriate for monitoring the financial performance of the JV Company.  Each Party may make such examination and copies of the documents during the JV Company’s normal business hours, provided that such examination and copying does not unreasonably interfere with the business operations of the JV Company.  Each Party may exercise such rights through its agent or employee or by an independent accounting firm designated by the Party.

14.4                           Reporting Currency

The reporting currency of accounts of the JV Company shall be in Renminbi.  When foreign currency denominated transactions take place, the foreign currency amount will be translated monthly into the reporting currency for recording purposes in accordance with PRC GAAP and reconciled to US GAAP on a monthly basis.  Any increase or decrease in the balance of foreign currency trading account shall be translated into the reporting currency of account in accordance with the foreign exchange rate announced by the People’s Bank of China on the transaction date or on the first day of the month when the transaction takes place.

14.5                           Financial Statements

The JV Company shall prepare and provide to the Parties the followings:

(a)                                  Within thirty (30) days after the last day of each fiscal year, the audited balance sheet of the JV Company as of the end of such fiscal year and the related profit and loss statement and statement of cash flows for the fiscal year then ended, in each case audited by the Auditors in accordance with PRC GAAP and US GAAP.

(b)                                 Within fifteen (15) days after the last day of each fiscal year, the unaudited balance sheet of the JV Company as of the end of such fiscal year and the related unaudited profit and loss statement and statement of cash flows for the fiscal year then ended.

(c)                                  Within seven (7) days after the last day of each financial quarter, the unaudited balance sheet of the JV Company as of the end of such quarter and the related profit and loss statement (for such quarter and for the year-to-date), in each case received by the Auditors in accordance with PRC GAAP.

(d)                                 Within five (5) days after the last day of each month, (i) a profit and loss statement for such month; and (ii) a forecast/outlook for the remainder of the current fiscal quarter, which shall include, but without limitation to, the number of personnel, revenue, cash balance and expenses, in each case prepared by the JV Company in accordance with PRC GAAP.

14.6                           Audit

(a)                                  The JV Company’s audited annual financial statements shall be submitted  to the General Manager and the Board for approval.

(b)                                 Each Party shall be entitled (but not obliged) to appoint (once in each fiscal year) an accountant registered in China or abroad to audit the accounts of the JV Company. If the results of any such audit are significantly different from that conducted by the JV Company’s auditors and are accepted by the Board, the expense of the audit shall be borne by the JV Company.  Otherwise, the expense of the audit shall be borne by the Party requesting the audit.  The JV Company shall permit such accountant to have access to the JV Company’s books and records and Senior Management Personnel and shall provide such accountant with office space and all other reasonable facilities to enable the accountant to carry out the audit.

14.7                           Additional Reports and Provision of Returns

The JV Company shall provide, without charge, to any Party that may so request a copy of each tax return and report that it is required to file with any governmental entity in sufficient time prior to such filing to permit its review by such Party prior to filing.

15.                               BANK ACCOUNTS AND FOREIGN EXCHANGE

15.1                           Bank Accounts

The JV Company shall open RMB deposit accounts and Foreign Exchange deposit accounts in accordance with PRC Law.  The JV Company may also open Foreign Exchange deposit accounts with foreign banks outside China, as designated by the Board subject to approval by the relevant government authorities.

15.2                           Foreign Exchange Requirements of the JV Company

All of the JV Company’s Foreign Exchange receipts shall be deposited in its Foreign Exchange accounts and all the payments in Foreign Exchange shall be made from its Foreign Exchange deposit accounts.  Star China shall have the right to remit outside China all payments made to it by the JV Company, including amounts paid to it upon dissolution of the JV Company, in accordance with applicable PRC Laws.

16.                               CONFIDENTIALITY

16.1                           Confidentiality

(a)                                  Each of the Parties acknowledges and agrees that the discharge of its obligations under this Contract and the contracts and documents referred to herein to which it is a party will involve the disclosure of Confidential Information.

(b)                                 The Parties shall use the Confidential Information only for the purposes of signing and performing this Contract, the Schedules and the other contracts and documents contemplated herein and therein to which it is a party, and shall not disclose any Confidential Information to third parties without the prior written consent of the Party providing such Confidential Information; provided, however, that a Party (the “Receiving Party”) may be permitted to disclose Confidential Information (i) received by it to its Affiliate(s), auditors, attorneys, investment advisors and lenders when such disclosure is necessary, either for such Party’s own internal operations or for such Party to carry out its obligations under this Contract, the Articles of Association or the other contracts referred to herein, provided, that the Receiving Party shall ensure that the recipient is made aware of and complies with the Receiving Party’s obligations of confidentiality under this Contract as if the recipient was a party to this Contract; (ii) if such Confidential Information is public, and the Receiving Party has not taken any action in violation of this Contract which has resulted in such Confidential Information becoming public; (iii) in response to valid legal process by a Governmental Body having jurisdiction over the Receiving Party, (iv) received from a third party not bound by an obligation of confidentiality to the disclosing Party, and (v) as otherwise required by law applicable to the Receiving Party, including without limitation, the rules promulgated by China Securities Regulatory Commission, US Securities and Exchange Commission, the Shenzhen Stock Exchange or the New York Stock Exchange.

(c)                                  The JV Company, the Parties and their respective Affiliates that receive Confidential Information shall make such Confidential Information available only to those of their directors, auditors, attorneys, investment advisors and lenders, senior management personnel and working personnel whose duties necessitate familiarity with such Confidential Information and shall cause such directors, auditors, attorneys, investment advisors and lenders, senior management personnel and working personnel also to  comply with the confidentiality obligations set forth in Article16.1(b).

(d)                                 The confidentiality obligations set forth in this Article 16.1 shall be observed and complied with during the Joint Venture Term and for an additional period of five (5) years after the termination of this Contract.

17.                               DURATION OF THE JV COMPANY

Subject to the provisions for earlier termination under this Contract, the JV Company shall continue to operate indefinitely or for the maximum term (including extensions of term) approved by the Examination and Approval Authorities.

18.                               TERMINATION

18.1                           Triggering Events

This Contract may be terminated in the event that any of the conditions or events set forth below occurs:

(a)                                  Any Party fails to perform any of its obligations under the Contract or the Articles of Association in connection therewith and this causes the JV Company to be unable to continue its business.  In such case, any non-breaching Party may give notice of termination, provided, however, that the Chinese Parties may only give notice of termination in the event

                                                Star China breaches this Contract or the Articles of Association and not if the other Chinese Party breaches this Contract under this Article.

(b)                                 The JV Company sustains serious losses from a natural disaster, war or an Event of Force Majeure and is unable to continue its business.  In such case, any Party may give notice of termination.

(c)                                  The Parties agree to terminate this Contract and agree on the terms for the dissolution of the JV Company.  In such case, the JV Company and its assets shall be dealt with in accordance with applicable PRC Law and the agreements reached by the Parties from time to time.

(d)                                 In the event that there is a material breach under the Sale, Marketing and Supply Agreement, which results in the termination of the Sale, Marketing and Supply Agreement.

(e)                                  In the event that the US$/RMB exchange rate fluctuates by more than 10% as described in Article 2 of the Capital Increase Agreement and the relevant Party elects to terminate the Capital Increase Agreement.

In the event 18.1(b), (c) and (e) occurs, the Board shall submit the application for dissolution to the Examination and Approval Authorities for approval; in the event 18.1(a) or (d) occurs, any non-breaching party may submit such an application for approval. In the case of 18.1(a) or (d), the Party or Parties in breach shall compensate the JV Company for the losses thus sustained.

18.2                           Purchase of the JV Company as a Going Concern

(a)                                  In the event that (i) one (1) Party is the subject of proceedings for liquidation or dissolution or ceases to carry on business or (ii) notice of termination is given by a Party pursuant to Article 18.1(a) or (d), the remaining or non-breaching Party(ies) may elect to purchase the JV Company as a going concern at Fair Market Value in accordance with the procedures set forth below.  As used in this Article, the term “EBITDA” shall mean the JV Company’s earnings on a consolidated basis, before interest, taxes, depreciation and amortization, all as they are derived from the JV Company’s relevant audited consolidated financial statements, together with the JV Company’s interim consolidated financial statements that have been reviewed by the JV Company’s independent outside auditor.

(i)                                     Determination of Fair Market Value: each Party shall, at its own cost, engage a reputable, independent, internationally known and qualified appraiser to appraise the JV Company, together with its consolidated subsidiaries, as a going concern.  If the average of the two appraisals made by the appraisers engaged by both Parties does not exceed the lower appraisal by more than twenty percent (20%), the average shall be adopted as the fair market value (the “Fair Market Value”); if the average of the two appraisals (the “Two Appraisals”) made by the appraisers engaged by both Parties exceeds the lower appraisal for more than twenty percent (20%), the external auditor of the JV Company shall appoint another appraiser to conduct another appraisal (the “Third Appraisal”) and the results of the Two Appraisals which is closer to the Third Appraisal shall be taken as the Fair Market Value.  If only one Party engages an appraiser or an appraiser is mutually engaged by both Parties, then the appraisal given by such sole appraiser shall be taken as the Fair Market Value.

(ii)                                  In making an appraisal, the appraiser shall be required to take into account all relevant facts, including, without limitation, the going concern value of the JV Company; the value of comparable companies, as discerned from public records; multiples of EBITDA and revenues derived from the JV Company’s consolidated financial statements for the prior three years or such shorter time as the JV Company has been in operation; and the JV Company’s consolidated projections for the following fiscal year, all as if the JV Company were being sold to an independent third-party buyer in an international transaction on an arm’s-length basis, without regard to any lack of liquidity due to the fact that the JV Company is not then a public company.

(iii)                               The purchasing Party shall purchase the Interest of the selling Party in the JV Company for a purchase price equal to the percentage interest that such selling Party then currently holds in the registered capital of the JV Company multiplied by the Fair Market Value of the JV Company.
(iv)                              After determination of the purchase price, the Parties shall execute a purchase and sale agreement and shall use their best efforts to assist and secure, within thirty (30) days of the execution of such purchase and sale agreement, all necessary governmental approvals required to give effect to such purchase and sale agreement.  The closing procedures of such purchase and sale of equity interests and the payment of purchase price shall be completed in accordance with the sale and purchase agreement between the Parties.
(v)                                 After approval of the purchase and sale agreement has been obtained, the Parties shall terminate this Contract and the Schedules herein by a writing executed by the duly authorized representative of each of the Parties.

(b)                                 The Parties shall continue to perform their obligations under this Contract prior to completion of Article 18.2(a)(v) above.

19.                               LIQUIDATION AND DISSOLUTION

19.1                           Liquidation

Upon the adoption of a unanimous Board resolution to terminate this Contract pursuant to Article 18.1 and approval by the Examination and Approval Authorities to dissolve the JV Company, the Parties shall cause the Directors appointed by them to adopt a resolution to liquidate the JV Company and establish a liquidation committee.  The composition, powers and functions of the liquidation committee, formulation of liquidation procedures and payment of liquidation proceeds shall be in accordance with the applicable PRC Law and the Articles of Association.

19.2                           Effect of Dissolution or Sale as a Going Concern

The dissolution of the JV Company or sale of the JV Company as a going concern shall not release a Party from its liability to pay any sums of money accrued, due and payable to the other Party or discharge its then-accrued and unfulfilled obligations, including any liability to the JV Company or the other Party in respect of any breach of this Contract pursuant to Article 19 hereof.

19.3                           Termination

After the liquidation of the JV Company is completed and the JV Company has been effectively dissolved, the Parties shall terminate this Contract, the Articles of Association and the agreements contemplated herein to which Star China or its Affiliates are a party (except as otherwise agreed to by the Parties) by written notice signed by the duly authorized representative of each of the Parties.

19.4                           Breach of Contract

If a Party fails to perform any of its material obligations under this Contract, or if a representation or warranty made by a Party under this Contract is untrue or materially inaccurate, the Party shall be deemed to have breached this Contract.

19.5                           Failure to Pay Capital Contributions

Provided that the Parties reach agreement on the increase of registered capital, should one of the Parties fail to pay any portion of its contribution to the registered capital of the JV Company at the time and in the amounts stipulated therein, such Party shall be deemed to be in breach of the Contract and, in addition to any liability it may incur for such breach, such Party shall pay to the JV Company a late contribution penalty at a monthly rate equal to two (2) times the then applicable shortest-term lending rate published by the People’s Bank of China for Renminbi loans on the amount of the contribution due and unpaid for as long as such contribution is due and unpaid.

19.6                           Indemnity for Breach of Contract

(a)                                  If the JV Company suffers any cost, expense, liability or loss, including but not limited to lost profits, as a result of a breach of this Contract by any Party, then the breaching Party shall indemnify and hold the JV Company harmless in relation to any such cost, expense, liability or loss up to a maximum aggregate amount, inclusive of all related losses, costs and fees,  equals to the total net assets value (“NAV”) of the Valin MPM or the JV

                                                Company as of the time of such breach (as indicated in the most recent financial statement of Valin MPM or the JV Company).

(b)                                 If the non-breaching Party(ies) suffer any cost, expense, liability or loss, including but not limit to lost profits, as a result of a breach of this Contract by the breaching Party(ies), the breaching Party shall indemnify and hold the non-breaching Party(ies) harmless in relation to such cost, expense, liability or loss incurred by the non-breaching Party up to a maximum aggregate amount, inclusive of all related losses, costs and fees, equals to the NAV of the Valin MPM or the JV Company as of the time of such breach (as indicated in the most recent financial statement of Valin MPM or the JV Company).

19.7                           Continued Implementation of Contract

During the period of breach, the Parties shall in all other respects continue their implementation of this Contract.

20.                               INSURANCE

The JV Company shall, at its own cost and expense and at all times during the operation of the JV Company, procure and maintain full and adequate insurance coverage in a manner prudent and advisable for the JV Company as permitted by PRC Law.  The relevant insurance policies may be obtained from any insurance company authorized to provide such policies in China and approved by the Board.

The insurance shall include property, casualty, product liability and general liability, which are necessary for fulfilling obligations or liabilities under relevant Laws of China, contracts with customers and as required by the terms of the Sale, Marketing and Supply Agreement.  If one Party proposes to purchase an insurance policy not directly related to the business of the JV Company, such a Party shall be responsible in full for the payment of the premium.

21.                               FORCE MAJEURE

21.1                           Performance of Obligations

If any Party is prevented from performing any of its obligations due hereunder due to an Event of Force Majeure, the time for performance of the obligations under this Contract specifically prevented from performance by such Event of Force Majeure shall be extended by a period equal to the period of delay caused by such Event of Force Majeure.  A Party claiming inability to perform due to an Event of Force Majeure shall take appropriate means to minimize or remove the effects of the Event of Force Majeure and, within the shortest possible time, attempt to resume performance of the obligation(s) affected by the Event of Force Majeure.  If an Event of Force Majeure occurs, no Party shall be responsible for any damage, increased costs or loss that the other Parties may sustain by reason of such a failure or delay of performance, and such failure or delay shall not be deemed a breach of this Contract.  All other obligations under this Contract and the time for performance thereof shall remain unaffected.

21.2                           Notice

The affected Party shall immediately notify the other Party of the occurrence of any Event of Force Majeure in accordance with Article 25.5 and shall provide available evidence thereof.  Should the delay caused by any Event of Force Majeure continue for more than ninety (90) consecutive days, the Parties shall settle the issue of further performance of this Contract through friendly negotiations or in accordance with Article 25.

21.3                           Continued Implementation of Contract

During the period of an Event of Force Majeure, the Parties shall in all other respects continue their implementation of this Contract.

22.                               CONDITIONS PRECEDENT TO THE EFFECTIVENESS OF CONTRACT

22.1                           After execution by the Parties, this Contract shall take effect on the day that all conditions below are fulfilled:

(a)                                  approvals of this Contract by the Provincial Commission of State-owned Assets Supervision and Administration;

(b)                                 approval of this Contract by the State Commission of Development and Reform;

(c)                                  approval of this Contract, the Articles of Association and the Capital Increase Agreement by the PRC Ministry of Commerce; and

(d)                                 other governmental approvals (including anti-trust review and approval) as required by Law.

22.2                           Star China’s obligation to pay its contribution to the registered capital to the JV Company is conditional upon the satisfaction of the conditions set forth in Article 22.1 of this Contract and Article 10 of the Capital Increase Agreement.

23.                               APPLICABLE LAW

The PRC Law that is officially published and publicly available shall apply to and govern the formation, validity, interpretation and implementation of this Contract and all the other contracts, agreements, documents for implementing this Contract.

24.                               DISPUTE RESOLUTION

24.1                           Arbitration

(a)                                  The Parties shall make every effort to settle amicably any and all disputes, controversies and conflicts arising out of or relating to or in connection with this Contract and the performance or non-performance of the obligations set forth herein (including any questions regarding its existence, validity or termination) (a “Dispute”).  Disputes or claims, if any, which cannot be settled amicably among the Parties, within thirty (30) days after written notice of such Dispute has been given by one Party to the other Parties, shall be referred to the International Court of Arbitration of the International Chamber of Commerce and finally resolved by arbitration in Hong Kong under the Rules of Arbitration of the International Chamber of Commerce (“ICC Rules”) for the time being in force.  The ICC Rules shall be deemed to be incorporated by reference into this Article within this Contract.

(b)                                 The Tribunal shall consist of one (1) arbitrator who shall be appointed by the Chairman of the International Chamber of Commerce.  Such arbitrator shall not be a citizen of the United States of America or China.  The costs of the arbitration, including administrative and arbitrator’s fees, shall be shared equally by the Parties.  Each Party shall bear the costs of its own attorney’s fees and expert witness fees.

(c)                                  The arbitration proceedings shall be in both English and Chinese and all pleadings and written evidence shall be in English and Chinese.  The decision of the arbitrator shall be final, binding and enforceable upon the Parties and judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  In the event that the failure of a party to this Contract to comply with the decision of the arbitrator requires the other party to apply to any court for enforcement of such award, the non-complying Party shall be liable to the other Parties for all costs of such litigation, including attorneys’ fees.  The Parties may apply to any court of competent jurisdiction in accordance with this Article 25.1 for temporary or permanent injunctive relief, without breach of this Article 25.1 or abridgement of the powers of the arbitrator.  Neither Party shall be entitled to commence or maintain any action in any court upon any matter in dispute until such matter shall have been submitted to, and finally determined under, the dispute resolution and arbitration procedures in this Article 25.1, and then only for the enforcement of any arbitral award.  Process may be served on any Party in the manner set forth in this Contract or by such other method authorized by applicable Law.

(d)                                 Each Party shall cooperate with the other Parties in making full disclosure of and providing complete access to all information and documents reasonably requested by the other Parties in connection with such proceedings, subject only to any confidentiality obligations binding on such Party.

(e)                                  Judgment upon the award rendered by the arbitration may be entered into any court having jurisdiction for an order of enforcement thereof.

24.2                           Continued Implementation of Contract

During the period when a dispute is being resolved, the Parties shall in all other respects continue their implementation of this Contract.

25.                               MISCELLANEOUS

25.1                           Language

This Contract shall be written and executed in both English and Chinese in ten (10) originals in each language and each language version has the same effect.  Each Party shall receive one original and the remaining originals will be submitted to the Examination and Approval Authorities as well as the government registration bodies for approval or registration.

25.2                           Entire Agreement

This Contract, the Articles of Association and the other contracts contemplated herein constitute the entire agreement among all Parties with respect to the subject matters set forth herein and therein and supersede all prior discussions, notes, memoranda, negotiations, understandings and all the documents and agreements between them relating to the same.  All documents, agreements, understandings and correspondence between the Parties with respect to the subject matter hereof prior to the execution of this Contract shall, with the exception of the Capital Increase Agreement, become null and void automatically when this Contract is signed by the parties hereto.

25.3                           Amendment

Amendments to this Contract and the other contracts contemplated herein may be made only by a written agreement in English and Chinese signed by duly authorized representatives of each of the Parties and will become effective upon signing thereof or, if prior approval from the Examination and Approval Authorities is statutorily required, then upon approval by the Examination and Approval Authorities.  Each of the agreements attached or forms of which are attached as Schedules to this Contract may be amended or terminated in accordance with their own terms and shall not require the approval of the Examination and Approval Authorities.

25.4                           Conflict or Inconsistency

The rights and obligations of the Parties established by and under this Contract shall continue to exist throughout the Joint Venture Term and shall not be prejudiced by the establishment of the JV Company, the adoption of the Articles of Association or the execution of any of the contracts contemplated herein.  In the event of any conflict or inconsistency between the provisions of this Contract on the one hand and the Articles of Association or other contracts contemplated herein on the other, the provisions of the Articles of Association and other contracts contemplated herein shall prevail.

25.5                           Notices

Unless otherwise provided in the Contract, notices or other communications required to be given by any Party or the JV Company pursuant to this Contract may be delivered personally, by a recognized courier service, sent by facsimile transmission or sent by e-mail transmission to the addresses, facsimile numbers or e-mail addresses of the other Parties set forth below or to such other address, facsimile number or e-mail address as a Party may have specified by notice given to the other Parties pursuant to this provision.  The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

(a)                                  Notices given by personal delivery shall be deemed effectively given on the date of personal delivery.

(b)                                 Notices given by registered airmail (postage prepaid) shall be deemed effectively given on the seventh (7th) day after the date on which they were mailed (as indicated by the postmark).

(c)                                  Notices given by air courier shall be deemed effectively given on the third date after the date of delivery (as indicated by the airway bill).

(d)                                 Notices given by facsimile or e-mail transmission shall be deemed effectively given on the first (1st) Business Day following the date of transmission (as indicated by confirmation of transmission recorded by the sender’s fax machine or return email).

For the purpose of notices, the addresses, facsimile numbers and e-mail addresses of the Parties are as follows:

Hunan Valin Steel Tube & Wire Co., Ltd.:

Hua Ling Tower, No. 111 Fu Rong Road (M)
Changsha Municipality, Hunan Province
People’s Republic of China
Attention: Head of Securities Department
Facsimile No.: (86) 731-2245196; (86) 731-4447112

Hengyang Valin Steel Tube Co., Ltd.:
No. 10 Dali New Village, Zhengxiang District
Hengyang, Hunan Province
People’s Republic of China
Attention: Head of Office
Facsimile No:  (86)734-8870188

Star China Ltd.:

c/o Lone Star Technologies, Inc.
15660 N. Dallas Pkwy., Ste. 500,
Dallas, TX 75248
United States of America
Attention: General Counsel
Facsimile No:  (+1) 972-770-6474

with a copy to:

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
United States of America
Attention:  Mary R. Korby
Fax: (+1) 214-746-7777

Any Party may at any time change its address for service of notice or communication in writing delivered to the other Party in accordance with the terms hereof.

25.6                           Waiver

Unless otherwise provided for, failure or delay on the part of any Party to exercise any right or privilege under this Contract shall not operate as a waiver of such right or privilege nor shall any partial exercise of any right or privilege preclude any further exercise thereof.  Any waiver by a Party of a breach of any term or provision of this Contract shall not be construed as a waiver by such Party of any subsequent breach, its rights under such term or provision or any of its other rights hereunder.

25.7                           Headings

The headings contained in this Contract are for reference only and shall not be deemed to be a part of this Contract or to affect the meaning or interpretation hereof.

IN WITNESS WHEREOF, the Parties hereto have caused this Contract to be executed as of the date first above written by their duly authorized representatives.

Hunan Valin Steel Tube & Wire Co., Ltd.		Hengyang Valin Steel Tube Co., Ltd.

By:	/s/ Cao HuiQuan	By:	/s/ Zhao JianHui
Name:	Cao HuiQuan	Name:	Zhao JianHui
Title:	Director/General Manager	Title:	Chairman/General Manager

Star China Ltd.

By:	/s/ Rhys J. Best
Name:	Rhys J. Best
Title:	Chief Executive Officer

Schedule 1

Articles of Association

Schedule 2

Form of Labour Contract

Schedule 3

List of Utilities Supply Contracts

1	Steam Supply Contract between Valin ST and Valin MPM
2	Oxygen Supply Contract between Valin ST and Valin MPM
3	Water Supply Contract between Valin ST and Valin MPM
4	Nitrogen Supply Contract between Valin ST and Valin MPM
5	Power Supply Contract between Valin ST and Valin MPM
6	Compressed Air Supply Contract between Valin ST and Valin MPM

Schedule 4

Star China and its Affiliates’ Investment Project and Product Sales in China

A potential investment by Star China or its affiliates as majority equity holder in a joint venture to be established in Qingdao for the processing and finishing of alloy steel pipes (“Qingdao Project”).  For the avoidance of doubt, Star China or its affiliates will continue to follow Article 7.4 of this Contract relating to any investment of other activities under the Qingdao Project.

Schedule 5

Agreements between Valin MPM and VST

1.  Utilities Supply Contracts

2.  Lease Agreement for Land (Certificate No.: Xiang-Guo Yong (2003) 042)

3.  Trademark Licensing Agreement

4.  Billet Supply Contract to be entered into between Valin MPM and VST

Schedule 6
Rights, Function and Authority of the Audit Committee

1.               Composition

An Audit Committee shall be established under the Board of Directors.  The Audit Committee shall consist of three (3) directors, two (2) of which shall be designated by Lone Star Technologies, Inc. and one (1) of which shall be designated jointly by the Chinese Parties.  The Board of Directors shall designate one of the directors in the Audit Committee to act as the chairman thereof.

2.               Qualifications

Members of the Audit Committee shall have relevant financial knowledge and at least one (1) of them shall be an accounting professional.

3.               Term of Office

The term of office of the members of the Audit Committee shall be three (3) years and may be renewed upon approval by the Board of Directors.

4.               Primary Powers and Duties

The Audit Committee shall report to the Board of Directors and submit its proposals to the Board of Directors for review and approval.  Its powers and duties are detailed as follows:

a)                  to propose engagement or replacement of external auditors;

b)                 to supervise the internal auditing system of the Company and the implementation thereof;

c)                  to be responsible for communication between the internal and external auditors;

d)                 to examine and verify the financial information of the Company and the disclosure thereof;

e)                  To examine the internal control system of the Company.

5.               Detailed Work Rules

The Audit Committee shall work out the detailed work rules, which shall take effect upon submission to and approval by the Board of Directors.

6.               Performance Evaluation

The Board of Directors shall perform an evaluation of each member of the Audit Committee with respect to his/her work performance by annual vote.  A member of the Audit Committee may be dismissed and required not to assume the same position within three years upon the proposal of two members of the Audit Committee and the approval by the Board of Directors.

Schedule 7 Initial Organizational Chart

Schedule 8

Name of General Manager and All Deputy General Managers

No.	Position	Name	Nominating Party
1	General Manager	Zhao Jianhui	Valin TW
2	Secretary of the Committee of Communist Party	Xu Pingzhong	Valin TW
3	Standing Deputy General Manager	Tang Lu	Valin TW
4	Deputy General Manager	Tao Fangguo	Valin TW
5	Deputy General Manager	Hu Keqin	Valin TW
6	Deputy General Manager in Charge of Finance	Xiao Dongtian	Valin TW
7	Deputy Secretary of the Committee of Community Party & Deputy Secretary of the Discipline Inspection Committee	Zhang Yi	Valin TW
8	Deputy General Manager	Ling Zhongqiu	Valin TW
9	Assistant to General Manager	Zuo Shaohuai	Valin TW
10	Assistant to General Manager	Yin Shiqing	Valin TW

Schedule 9

Scope of Authority of COO, CFO, Director for Quality Control and Director for International Sales

JOB TITLE:  Chief Operating Officer (COO)/Senior Position

REPORTS TO:  General Manager

BASIC FUNCTION:  Responsible in coordinating with the Vice General Manager of Operations in the day-to-day management of the company’s business to ensure operational efficiency and profitability are aligned with the strategic objectives of the business The primary objective is to ensure that: there is best-of-class manufacturing with an emphasis on improving yields, reducing costs, increasing productivity through effective management and leadership of Officers and employees.  To accomplish these objectives, he will direct and implement appropriate procedures in the day to day operations; to protect the shareholders’ investments and provide a maximized return on their investment.

The COO would have free access to day-to-day activities of the company, including marketing, accounting, and operations.  The COO will be a key liaison for the Director of International Marketing, Director of Quality Assurance and Technical Support, and  CFO as well the senior executives of Lone Star Technologies.

SUPERVISORY DIMENSIONS:  Responsibility to review of all operations of the business; ensures implementation and adherence to appropriate policies and procedures as established by the company’s management.

EXTERNAL CONTACTS:  Direct contract with senior executives at Lone Star Technologies.

INTERNAL CONTACTS:  Frequent contact with senior management, the Board of Directors and shareholders of the company and participates on various Company committees and meetings as required and delegated; regular contact with general employee population but the direct supervision will be the responsibility of the Vice General Manager of Operations.

DECISION MAKING RESPONSIBILITIES:  Provides guidance to senior management staff, coordinates with the Vice General Manager of Operations to plan, develop and implement business strategies; determine appropriate product mix based on cyclical changes in the economy that result in; an acceptable return for investors; develops, communicates, and oversees the implementation of policies and procedures; establishes working environment that produces a professional and highly motivated staff.

KEY ACTIVITIES:  To perform senior management duties that include:

•                  informing and advising Lone Star Technologies, Inc. regarding financial results of operations, status of projects, investments, competition, and new business development;

•                  making recommendations to the General Manager on a wide range of subjects including officer appointments, changes in organization, projects, new or redesigned services, annual operating budget, salary and benefit administration, training, and facilities management

•                  overseeing the implementation of Board-approved operational budgets to ensure budgets conform to the goals and objectives of the Board of Directors

•                  ensuring the smooth flow of information and communications to Lone Star Technologies, Inc.;

•                  cooperating with government regulators during examinations and other reviews

•                  providing overall direction to development and maintenance of standards for operating efficiency with comprehensive, specific, and measurable goals and ensuring that comprehensive procedures are written, revised, and implemented that support the Board approved policies;

•                  researching, developing, and implementing new strategies for profitability and operating efficiency;

•                  constructing and implementing specific action plans to address the firm’s weaknesses and to take advantage of the firm’s business opportunities, and evaluating operations to identify needs and current problems and participating in the resolution of such problems;

•                  participating with the senior management of the Company in developing a five year projection of the firm’s strategic financial goals, including at least a quarterly review by Lone Star Technologies, Inc. of the firm’s progress on the plan and an annual update of the entire plan to Lone Star Technologies, Inc.

JOB TITLE:  Chief Financial Officer (CFO)/Senior Level Position

REPORTS TO:  General Manager

BASIC FUNCTION:  Provides proactive financial leadership and compliance in cooperation with the Vice General Manager of Finance as well as assisting in addressing a wide range of business issues impacting the Company.  The CFO will be responsible for compliance with U.S. financial  and legal reporting requirements including Sarbanes Oxley, SEC, U.S. GAAP, and NYSE.  The CFO will have authority to change accounting policies, procedures and controls as appropriate to accomplish these requirements.  The CFO will also coordinate with the Vice General Manager of Finance to prepare budgets, management information reports as well as develop other financial models and product cost and profitability analysis.  Compliance with US regulatory requirements is of great importance and requires a complete access to accounting functions within the company.  However, the Vice General Manager of Finance has the day to day responsibility of the accounting department as well as the operational accounting.

EDUCATIONAL REQUIREMENTS:  Bachelor’s Degree in Finance or Accounting required.  CPA and/or MBA also preferred.

EXPERIENCE REQUIREMENTS:  Public accounting background and/or extensive knowledge of U.S. public reporting requirements and accounting systems required.  Strong management, analytical, and problem solving skills, as well as the ability to make sound financial decisions, is also required.  Must possess demonstrated intellectual and task management agility.

EXTERNAL CONTACTS:  Frequent contact with Lone Star Technologies CFO as well as the company appointed auditors, public accounting firms, government authorities, eg., tax authorities and finance bureaus, and attorneys.

INTERNAL CONTACTS:  Frequent contact with board members in the Joint Venture as well as other members of senior and middle management.

DECISION MAKING RESPONSIBILITIES:  Participates on decisions related to overall accounting and reporting for the firm.  Participates in the formulation and implementation of accounting policy.  Insures accuracy of financial statements as well as the adequacy of internal controls.  Makes decisions that support the Business Action Plan.

JOB TITLE:  Director of Quality Assurance and Technical Support/Middle  Management Pos.

REPORTS TO:  General Manager

BASIC FUNCTION:  Works with Company Quality Assurance personnel, and is responsible for overseeing the development, implementation and coordination of the Company quality control program to prevent or eliminate defects in new or existing products, processes, and services.  Responsible to provide technical support for sales of tubular products, and has a coordinating role with the Director of International Marketing in this respect.  Directs changes in quality control and related manufacturing policies, procedures, and practices for the purpose of continual improvement and provides recommendations and guidance for meeting customer product and service requirements.

EXTERNAL CONTACTS:  Frequent contact with customers, vendors, consultants, and contractors.

INTERNAL CONTACTS:  Frequent contact with senior and middle management personnel in sales and operations.

DECISION MAKING RESPONSIBILITIES:  Required to provide input to decision making regarding the key quality control activities in the company, which also support commercial initiatives.  Decisions impact sales, operations, production planning and capital project evaluation.

EXPOSURE TO CONFIDENTIAL INFORMATION:  Access to confidential business information including proprietary product information, employee relations information, and company financial data; unauthorized release could result in financial loss to the company, loss of current and potential customers, customer and/or employee dissatisfaction, damage to the company’s reputation, and potential litigation.

KEY ACTIVITIES:  Examples of key activities in which this position will participate include:

•                  The management of all aspects of ISO/ABS/TS16949/API5CT/API5L/A2LA programs to maintain current certifications and upgrade to new versions of these programs.  Ensure compliance of all operations to standards.  Conduct and oversee periodic quality review meetings.

•                  Suggest alternative methods and procedures in solving quality and manufacturing problems and meeting changing market opportunities.

•                  Develop initial and subsequent modifications of quality control programs to delineate areas of responsibility, personnel requirements, and operational procedures within the department.

•                  Visit and confer with vendors to obtain information related to vendor quality standards.  Conduct site audits where appropriate.

•                  Develops customer relationships with goal of increasing company sales and overall tubular products market share.

•                  Interprets drilling and testing information as it relates to product and system design issues.

•                  Performs product and system design / redesign engineering activities in full compliance with all American Petroleum Institute (API) standards.

•                  Conducts research to improve or modify Oil Field Tubular and Pipe equipment.

•                  Evaluate findings to develop, design, or test equipment or processes.

•                  Assist engineering or other personnel in solving operational problems.

•                  Assist customers in interpretation of data relating to Oil Field Tubulars and Pipe equipment performance.

•                  Assists in the resolution of customer claims and complaints.

JOB TITLE:  Director of International Sales & Marketing/Middle Management Position

REPORTS TO:  General Manager

BASIC FUNCTION:  Responsible for directing and managing international (non-domestic) sales, business development, marketing, and product development activities for tubular product lines to meet company sales objectives and customer expectations.

EXTERNAL CONTACTS:  Frequent contact with customers, Trading Company, distributors, prospects, and leaders of industry groups (API, PESA, IPAA, NASPD, etc.) as well as Lone Star Technologies’ sales department and other senior Lone Star Technologies’ staff.

INTERNAL CONTACTS:  Frequent contact with members of senior and middle management and board members.

DECISION MAKING RESPONSIBILITIES:  Attending  the meetings regarding sales and marketing strategy with General Manager.  Oversees development of new products and markets, participates in making credit recommendations, and the resolving of product delivery, pricing, transportation, logistics and credit issues.

The Director of International Marketing will be responsible for all export marketing and sales, and will also have a close working relationship with the Marketing General Manager responsible for domestic sales.

KEY ACTIVITIES:

•                  Provides the marketing, sales, account management and leadership and business acumen essential to achieving revenue, market and profit goals according to the business plan.  Interfaces productively and closely with peers in operations, quality assurance and technical support, finance, human resources, etc.

•                  Aggressively manages time and territory objectives with the sales team.  Proactively spends a majority of his time with the sales staff and clients.

•                  Developing, implementing and continuously updating the Joint Venture’s international strategic marketing plan, services, business development, pricing, promotion, etc.

•                  Creates and fosters an environment of high energy, creativity and teamwork.

•                  Collects and integrates market intelligence including, but not limited to, competitor analysis, customer operations and industry trends.  Uses this data to ensure market share and profitability exceeds industry and regional averages.

•                  Creating marketing & sales programs and develops account management strategies and other tactical plans to enhance international market penetration.  Measures the effectiveness of programs and fine-tunes as necessary.

•                  Oversees advertising and promotional material content to ensure that it represents the JV’s desired image, products and services.

•                  Prepares detailed budgets, forecasts, sales updates, gross margin plans and related reports, communicating sales performance, account effectiveness, etc.  Also, contributes to the development of the JV’s annual business and marketing plan.

•                  Develops and confirms actions of policies, procedures, and disciplines required to effectively manage the field sales organization.

•                  Assisting in the development and confirms actions of policies, procedures, and disciplines required to effectively manage the field sales organization.

•                  Responds quickly to customer problems and develops corrective action plans.  Ensures that inquiries, orders and customer requests for assistance are handled effectively and efficiently.

•                  Builds and maintains a professional and capable sales & marketing team.  Conducts regular performance appraisals, prepares development programs and provides opportunities to existing staff to gain additional responsibilities.  Making proposal one employee promotion and  and employment of additional employees as required.

•                  Continually analyzes the need for professional development programs and works with the Human Resources staff to ensure effective delivery and proactive participation.

Schedule 10

Employment Benefits of Valin MPM’s Employees

Item	Ratio
Welfare Fee	14% (including medical insurance 7%)

Maternity Insurance	0.70%

Basic Pension Insurance	20%

Unemployment Insurance	3%

Industrial Injury Insurance	2%

Housing Provident Fund	6%

Mutual Subsidy for Major Diseases	90 yuan monthly per person

Flexible Regional Differential Subsidy	10 yuan monthly per person (for retired employees)

Subsidy for Liquefied gas	5 yuan monthly per person∙(for retired employees)

Healthcare Subsidy for Female Employees	10 yuan monthly per person

Bathing Expense	10 yuan monthly per person∙(for retired employees)